Exhibit 10.6

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

CENTENNIAL RESOURCE DEVELOPMENT, LLC

[                    ], 2016

ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CENTENNIAL RESOURCE DEVELOPMENT, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [            ], 2016, is made by and among Centennial Resource Development, LLC, a Delaware limited liability company (the “Company”), and the Members and Managers.

RECITALS:

WHEREAS, NGP and Ward Polzin were parties to that certain Limited Liability Company Agreement of the Company, dated as of July 1, 2013 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated as that certain Amended and Restated Limited Liability Company Agreement of the Company, dated August 29, 2014 (the “A&R Original Agreement”), and subsequently amended by that certain First Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated May 14, 2015, and that certain Second Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated June 15, 2015 (the A&R Original Agreement, as so amended, the “Current Agreement”);

WHEREAS, the Members and the Company deem it necessary, advisable and in the best interest of the Company and the Members to amend and restate the Current Agreement in its entirety in order to give effect to the modifications set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Managers and a Majority Interest of the Members, pursuant to Section 11.2(a) of the Current Agreement, hereby amend and restate the Current Agreement as follows:

ARTICLE I

FORMATION OF COMPANY

Section 1.1. Formation . Subject to the provisions of this Agreement, the parties do hereby desire to establish this Agreement to govern the Company as a limited liability company under the provisions of the Delaware Limited Liability Company Act, DEL. CODE ANN. TIT. 6 §§ 18-101 (2010) et seq., as amended from time to time, and any successor statute or statutes (the “Act”). The Company was formed upon the execution and filing by the organizer (such Person being hereby authorized to take such action) with the Secretary of State of the State of Delaware of a Certificate of Formation of the Company effective on May 29, 2013.

Section 1.2. Name. The name of the Company shall be Centennial Resource Development, LLC. Subject to all applicable laws, the business of the Company shall be conducted in the name of the Company unless under the law of some jurisdiction in which the

Company does business such business must be conducted under another name or unless the Board determines that it is advisable to conduct Company business under another name. In such a case, the business of the Company in such jurisdiction or in connection with such determination may be conducted under such other name or names as the Board shall determine to be necessary. The Board shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

Section 1.3. Business. The business of the Company shall be, whether directly or indirectly through subsidiaries, to conduct all activities permissible by applicable law.

Section 1.4. Places of Business; Registered Agent; Names and Addresses of Members.

(a) The address of the principal United States office and place of business of the Company and its street address shall be 1401 17th Street, Suite 1000, Denver, Colorado 80202. The Board, at any time and from time to time, may change the location of the Company’s principal place of business upon giving prior written notice of such change to the Members and may establish such additional place or places of business of the Company as the Board shall determine to be necessary or desirable.

(b) The registered office of the Company in the State of Delaware shall be and it hereby is, established and maintained at 615 South DuPont Highway, Dover, Delaware 19901, and the registered agent for service of process on the Company shall be the National Corporate Research, Ltd., whose business address is the same as the Company’s registered office in Delaware. The Board, at any time and from time to time, may change the Company’s registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Company in such other states as the Board shall determine to be necessary or advisable.

(c) The mailing address and street address of each of the Members shall be the same as for the Company, unless another address for such Member is set forth on Exhibit A to this Agreement.

Section 1.5. Term. The Company shall continue until terminated in accordance with Section 8.1.

Section 1.6. Filings. Upon the request of the Board, the Members shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Board to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the laws of the State of Delaware and for the qualification and operation of a limited liability company in all other jurisdictions where the Company shall propose to conduct business. Prior to conducting business in any jurisdiction, the Board shall use its reasonable good faith efforts to cause the Company to comply with all requirements for the qualification of the Company to conduct business as a limited liability company in such jurisdiction.

Section 1.7. Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

Section 1.8. No Payments of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be Transferred for or in payment of any individual obligation of any Member.

ARTICLE II

DEFINITIONS AND REFERENCES

Section 2.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“A&R Original Agreement” shall have the meaning assigned to such term in the Recitals.

“Act” shall have the meaning assigned to such term in Section 1.1.

“Additional Company Debt Securities” shall have the meaning assigned to such term in Section 3.2(b).

“Additional Company Equity Securities” shall have the meaning assigned to such term in Section 3.2(a).

“Additional Contribution Agreement” shall mean those certain Subscription and Contribution Agreements between the Company and each of the Centennial Members (other than Ward Polzin).

“Adjusted Capital Account” shall mean the Capital Account maintained for each Member as provided in Section 7.1(b) as of the end of each Fiscal Period, (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Member under Section 3.1, if any, and (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of such Fiscal Period in accordance with the applicable Treasury Regulations, and (b) reduced by the adjustments provided for in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).

“Adjusted Property” shall mean any property the Carrying Value of which has been adjusted pursuant to Section 7.1(b)(vii) or any property that has a Carrying Value different than the adjusted tax basis at the time of a Capital Contribution by a Member.

“Affiliate” (whether or not capitalized) shall mean, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person, and (d) any officer, director, member, partner or immediate family member of such Person or any other Person described in subsection (a), (b) or (c) of this paragraph. For purposes of this definition, “control” (including the terms “controlling,”

“controlled by” and “under common control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors, managers, general partners or other governing body of a Person.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph.

“Benchmark Value Payout” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Benchmark Value Re-grant Payout” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Board” and “Board of Managers” shall have the meaning assigned to such term in Section 5.1(a).

“Capital Account” shall have the meaning assigned to such term in Section 7.1(b).

“Capital Account Reduction Amount” shall have the meaning assigned to such term in Section 3.1(d).

“Capital Commitment” shall mean for each Member, its commitment to make Capital Contributions to the Company in the amount set forth on the Company’s books and records, as such books and records shall be amended from time to time, payable in the ratio, at the times and on the conditions set forth in Section 3.1.

“Capital Contributions” shall mean for any Member at the particular time in question the aggregate of the dollar amounts of any cash, or the fair market value (as determined in the discretion of the Board) of any property, contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value (as determined in the discretion of the Board) of any property agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company; provided, however, that the payment made by NGP as contemplated by Section 5.7 to fund the Transaction Fee as well as the CRP Incentive Interest Reimbursement Payment shall not be considered to be Capital Contributions for purposes of this Agreement.

“Carrying Value” shall mean with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Members. The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Carrying Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by the Board;

(b) The Carrying Value of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Board, upon (i) the acquisition of an additional Company Interest by any new or existing Member in exchange for a Capital Contribution that is not de minimis; (ii) the distribution by the Company to a Member of Company property that is not de minimis as consideration for a Company Interest; (iii) the grant of a Company Interest that is not de minimis consideration for the performance of services to or for the benefit of the Company by any new or existing Member; (iv) the liquidation of the Company as provided in Section 8.3; (v) the acquisition of a Company Interest by any new or existing Member upon the exercise of a noncompensatory warrant or the making of any Capital Contribution in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), as such Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations; or (vi) any other event to the extent determined by the Board to be necessary to properly reflect Carrying Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q), provided that any adjustments to the Capital Accounts of the Members shall be made as provided in Section 7.1(b)(vii). If any noncompensatory warrants (or similar interests) are outstanding upon the occurrence of an event described in clauses (i) through (vi) above, the Company shall adjust the Carrying Values of its properties in accordance with Proposed Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations;

(c) The Carrying Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the Board;

(d) The Carrying Value of an asset shall be adjusted by Depreciation and Simulated Depletion taken into account with respect to such asset for purposes of computing Net Profits, Net Losses and other items allocated pursuant to Section 7.1(b)(v); and

(e) The Carrying Value of Company assets shall be adjusted at such other times as required in the applicable Treasury Regulations.

“Centennial Member” shall mean each of Ward Polzin, Bret Siepman, Terry Sherban, Jamie L. Wheat, Tim Muniz and Roxy Forst, each of whom is a Member of the Company, and any successor(s) thereto or assignee(s) thereof that shall become a substituted Member of the Company pursuant to the terms of this Agreement and “Centennial Members” shall collectively mean all of such Persons and any additional Members that are or may become Employees and are admitted after the date hereof pursuant to the terms of this Agreement.

“Closing Date” shall mean the date the initial funding of Capital Contributions by the Members occurred, which date was July 1, 2013.

“Company” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Company Interest” shall mean any Member’s interest in, or rights in, the Company including and representing, as the context shall require, any membership interest in the Company, Incentive Interests, and/or any other class or series of interests created pursuant to Section 3.2.

“Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the economic risk of loss in accordance with applicable Treasury Regulations.

“Company Securities” shall have the meaning assigned to such term in Section 3.2(b).

“Confidential Information” shall mean, without limitation, all proprietary and confidential information of the Company, including business opportunities of the Company, intellectual property, and any other information heretofore or hereafter acquired, developed or used by the Company relating to its business, including any confidential information contained in any lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, seismic records, electric logs, core data, pressure data, production records, geological and geophysical reports and related data, memoranda, notes, records, drawings, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company, developed by, or originated by any third party and brought to the attention of, the Company.

“Contribution Agreement” shall mean that certain Subscription and Contribution Agreement among the Company and the Members dated July 1, 2013, as amended.

“CRD” shall mean Centennial Resource Development, Inc., a Delaware corporation.

“CRP” shall mean Centennial Resources Production, LLC, a Delaware limited liability company (formerly known as Atlantic Energy Holdings, LLC).

“CRP Contribution” shall mean the contribution by NGP to the Company of all of the membership interests in CRP that were formerly held by NGP.

“CRP Incentive Interest Reimbursement Payment” shall mean a payment to the Company made by NGP in the amount of $12,467,844 for the purpose of funding the acquisition by the Company of the outstanding incentive interests previously issued by CRP following the CRP Contribution.

“Current Agreement” shall have the meaning assigned to such term in the Recitals.

“Depreciation” shall mean for each Fiscal Period or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction (other than Simulated Depletion) allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Depreciation shall be determined under any reasonable method selected by the Board).

“Dispute” shall have the meaning assigned to such term in Section 11.9.

“Distributable Funds” shall mean the available cash of the Company in excess of the working capital and other requirements of the Company as determined by the Board of Managers.

“Distributed Asset Amount” shall have the meaning assigned to such term in Section 7.1(b)(iv).

“Employee” shall mean an individual who is employed by, or serves as an independent contractor for, the Company or CRD or any of its subsidiaries. In the event any provision of this Agreement refers to the resignation of an Employee, such resignation or termination shall apply to the entity that is the employer of such Employee.

“Excluded Affiliate Transfer” shall mean (a) any Transfer of a Company Interest by NGP (whether voluntarily or by operation of law) to a partner or other Affiliate or a legal successor of NGP; (b) any Transfer of a Company Interest by a Member who is an individual to a member of such Member’s family or to a revocable trust for estate planning purposes, but only if and for so long as such Transferring Member retains the exclusive right to vote such Company Interest following such Transfer; (c) any Transfer occurring by operation of law upon the death or mental incapacity of a Member who is an individual; (d) any Transfer to a corporation, partnership or limited liability company which is wholly owned and controlled (through voting rights) by such Member, but only if and for so long as such Transferring Member retains the exclusive right to vote such Company Interest following such Transfer, it being acknowledged and agreed that any failure by such Transferring Member to retain the exclusive right to vote or to retain 100% ownership and control of such Company Interest shall then immediately and automatically be deemed to be a Transfer that is not an Excluded Affiliate Transfer; and (e) any Transfer of a Company Interest by a Member which is a trust to the principal beneficiary of that trust; provided that, in the case of any Transfer described in clauses (a) – (e) above, such Transferee agrees to be bound by the terms of this Agreement and evidences same by executing a copy of this Agreement and such other documents as the Company may reasonably request promptly upon receiving the assignment of such Company Interest.

“Excluded Business Opportunity” shall mean a business opportunity other than a business opportunity: (a) that (i) has come to the attention of a Person solely in, and as a direct result of, its or his capacity as a director of, advisor to, principal of or employee of the Company or a subsidiary of the Company, or (ii) was developed with the use or benefit of the personnel or assets of the Company, or a subsidiary of the Company, and (b) that has not been previously independently brought to the attention of the subject Person from a source that is not affiliated (other than through such subject Person) with the Company or a subsidiary of the Company.

“Exercise” shall have the meaning assigned to such term in Section 7.1(b)(iv).

“Fiscal Period” shall mean each period (i) beginning, for the first Fiscal Period, on the date of formation of the Company, or for each succeeding Fiscal Period on the day after the last day of the immediately preceding Fiscal Period and (ii) ending on the earliest to occur of the last day of the calendar year and the day on which the Carrying Value of all Company assets are adjusted pursuant to clause (b) of the definition of Carrying Value.

“Fundamental Change” shall mean the occurrence of any of the following events:

(a) any of the following transactions occurs: (i) the Company merges, consolidates or reconstitutes with or into, or enters into any similar transaction with, any Person other than an Affiliate of the Company or a Member or a Related Party, (ii) the outstanding Company Interests are sold or exchanged by the holders thereof in a single transaction, or a series of related transactions, to any Person other than an Affiliate of the Company or a Member or a Related Party, or (iii) the Company sells, leases, licenses or exchanges or agrees to sell, lease, license or exchange all or substantially all of its assets to a Person that is not an Affiliate of the Company or a Member or a Related Party and in the case of any such transaction described in the immediately preceding clauses (i) – (iii), the Persons who served as members of the Board immediately before consummation of such transaction cease to constitute at least a majority of the members of the Board (in the case of a sale of equity interests) or the members of the board or analogous managing body of the surviving or acquiring entity (in the case of an asset Transfer, conversion, merger, consolidation or similar transaction), immediately following completion of such transaction; or

(b) any single Person or group of related Persons (other than the Company, any Member or an Affiliate of the Company or a Member or a Related Party) purchases or otherwise acquires the right to vote or dispose of the securities of the Company representing 50% or more of the total voting power of all the then outstanding voting securities of the Company, unless such purchase or acquisition has been approved by the Board; provided that no Capital Contribution(s) made by NGP shall cause a Fundamental Change; or

(c) the Company is dissolved and liquidated.

For the avoidance of doubt, notwithstanding anything herein to the contrary, none of the following shall constitute a Fundamental Change: (i) the consummation of the transactions contemplated by the Master Reorganization Agreement or (ii) the consummation of the transactions undertaken in connection with CRD’s initial public offering.

“Hypothetical Liquidation” shall have the meaning assigned to such term in Section 3.4(a).

“Incentive Interest Percentage” shall mean, as of any date, the aggregate of the Tier I Percentage, Tier II Percentage, Tier III Percentage, Tier IV Percentage and Tier V Percentage (which aggregate amount is equal to 40% as of the date hereof), which percentage shall be allocated and reflected on the Company’s books and records, as revised from time to time.

“Incentive Interests” shall mean the Incentive Units and the Incentive Options.

“Incentive Option” shall mean any option to acquire Company Interests as such options may be granted from time to time by the Board of Managers. Any Incentive Option issued by the Company shall have such rights and obligations as the Board of Managers determines in its sole discretion.

“Incentive Unit” shall mean a Unit issued as a Tier I Unit, Tier II Unit, Tier III Unit, Tier IV Unit or Tier V Unit pursuant to Section 3.4(a) and reflected on the Company’s books and records as, from time to time, may be updated pursuant to this Agreement.

“Indemnification Obligation” shall have the meaning assigned to such term in Section 3.1(c).

“Indemnitee” shall have the meaning assigned to such term in Section 5.5(a).

“Indirect Transfer” shall mean (with respect to any Member that is a corporation, partnership, limited liability company or other entity) a deemed Transfer of a Company Interest, which shall occur upon any direct or indirect Transfer of the ownership of, or voting rights associated with, the equity or other ownership interests in such Member.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“JAMS” shall have the meaning assigned to such term in Section 11.9(a).

“Majority Interest” of the Members, as to any agreement, election, vote or other action of the Members, shall mean those Members whose combined Sharing Ratios exceed 50%.

“Manager” and “Managers” shall have the meanings assigned to such terms in Section 5.1(a).

“Master Reorganization Agreement” shall mean that certain Master Contribution Agreement, dated [                    ], 2016, by and among the Company, CRD and the other parties thereto.

“Members” shall mean the Persons (including holders of Incentive Units) who from time to time shall execute a signature page to this Agreement (including by counterpart) as the Members, including any Person who becomes a substituted Member of the Company pursuant to the terms hereof.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member bears the economic risk of loss in accordance with applicable Treasury Regulations.

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Minimum Gain” shall mean (a) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if the Company Transferred (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of Company Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (b) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if the Company Transferred (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such Member Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

“Net Profit” or “Net Loss” shall mean, with respect to any Fiscal Period, the net income or net loss of the Company for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax shall be included as income;

(b) any expenditures of the Company that are described in Section 705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(c) if Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;

(d) in the event the Carrying Value of any Company asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the Transfer of such asset for purposes of computing Net Profit or Net Loss;

(e) gain or loss resulting from any Transfer of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property Transferred, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value;

(f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Period; and

(g) items specially allocated under Section 4.2 and Section 7.1(b)(v) shall be excluded (but the amount of such items shall be determined under principles similar to those set forth above).

“NGP” shall mean NGP X US Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“NGP Portfolio Companies” shall have the meaning assigned to such term in Section 5.3.

“NGP Representatives” shall mean the members, managers and employees of NGP Energy Capital Management, L.L.C., NGP or any Affiliate thereof, together with all other Persons serving as representatives of NGP, including those Persons who are serving as managers of the Company at the request of NGP pursuant to the Voting and Transfer Restriction Agreement.

“Optionee” shall have the meaning assigned to such term in Section 7.1(b)(iv).

“Original Agreement” shall have the meaning assigned to such term in the Recitals.

“Person” (whether or not capitalized) shall mean any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a governmental authority.

“Pre-existing Incentive Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Pre-existing Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Pre-grant Incentive Units” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Pre-grant Units” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Re-grant Incentive Units” shall have the meaning assigned to such term in Section 3.4(c).

“Regulatory Allocations” shall have the meaning assigned to such term in Section 4.2(f).

“Related Party” shall mean (a) any Person who is a Member of the Company, and any partner, member, shareholder, officer, director, employee or other Affiliate of such Person, (b) an Employee or group of Employees, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (d) an entity owned directly or indirectly by the Members of the Company in substantially the same proportion as their ownership of the Company.

“Rules” shall have the meaning assigned to such term in Section 11.9(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service Interests” shall have the meaning assigned to such term in Section 3.4(a).

“Sharing Ratio” shall mean for any Member, at a given time, the proportion that such Member’s Capital Contributions bear to the total Capital Contributions of all Members as of the date of such determination, subject to adjustment pursuant to Section 3.2(f). In the event the Capital Account of a Member is reduced pursuant to Section 3.1(d), for purposes of determining the Sharing Ratio of such Member, the Capital Contributions of such Member shall be deemed to be reduced by such Capital Account reduction.

“Sharing Ratio Reduction Percentage” shall have the meaning assigned to such term in Section 3.1(d).

“Simulated Basis” shall mean the Carrying Value of any oil and gas property (as defined in Section 614 of the Internal Revenue Code).

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation

Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” shall mean the excess of the amount realized from the sale of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” shall mean the excess of the Carrying Value of an oil or gas property over the amount realized from the sale of such property.

“Subsequent Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or 50% or more of the equity interests in which is directly or indirectly (through one or more intermediaries) owned by such Person. For purposes of this definition, an entity, enterprise or organization is “controlled by” a Person if such Person possesses, directly or indirectly, the power to (a) direct or cause the direction of the management and policies of a such entity, enterprise or organization, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors, managers, general partners or other governing body of such entity, enterprise or organization. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Tax Matters Member” shall have the meaning assigned to such term in Section 5.11.

“Tier I Members” shall mean the Members holding Tier I Units as set forth on the Company’s books and records, as revised from time to time.

“Tier I Payout” shall mean the first date, if any, at which all of the Members that have made Capital Contributions shall have received cumulative cash or fair market value of in kind distributions in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to their cumulative Capital Contributions to the Company multiplied by (1.08)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such distribution. For the avoidance of doubt, any distribution made prior to the Tier I Payout, if any, that is subtracted from such contributions shall be first increased by the exponent for purposes of the payout calculation by multiplying such distribution by (1.08)m, where “m” is equal to the number of years between the distribution and the Tier I Payout (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365).

“Tier I Percentage” shall mean 20%, which percentage shall be allocated to the Tier I Members in proportion to the Tier I Units held by the Tier I Members as set forth on the Company’s books and records, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Tier I Units pursuant to the Voting and Transfer Restriction Agreement.

“Tier I Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(i).

“Tier I Units” shall mean Tier I Units representing Company Interests in the Company entitled to receive the Tier I Percentage and with the other rights and obligations specified in this Agreement.

“Tier II Members” shall mean the Members holding Tier II Units as set forth on the Company’s books and records, as revised from time to time.

“Tier II Payout” shall mean the first date, if any, at which all of the Members that have made Capital Contributions shall have received cumulative cash or fair market value of in kind distributions in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to their cumulative Capital Contributions to the Company multiplied by (1.20)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such distribution. For the avoidance of doubt, any distribution made prior to the Tier I Payout, if any, that is subtracted from such contributions shall be first increased by the exponent for purposes of the payout calculation by multiplying such distribution by (1.20)m, where “m” is equal to the number of years between the distribution and the Tier I Payout (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365).

“Tier II Percentage” shall mean 5%, which percentage shall be allocated to the Tier II Members in proportion to the Tier II Units held by the Tier II Members as set forth on the Company’s books and records, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Tier II Units pursuant to the Voting and Transfer Restriction Agreement.

“Tier II Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(ii).

“Tier II Units” shall mean Tier II Units representing Company Interests in the Company entitled to receive the Tier II Percentage and with the other rights and obligations specified in this Agreement.

“Tier III Members” shall mean the Members holding Tier III Units as set forth on the Company’s books and records, as revised from time to time.

“Tier III Payout” shall mean the first date, if any, at which all of the Members that have made Capital Contributions shall have received cumulative cash or fair market value of in kind distributions in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to two times (2.0x) their cumulative Capital Contributions to the Company.

“Tier III Percentage” shall mean 5%, which percentage shall be allocated to the Tier III Members in proportion to the Tier III Units held by the Tier III Members as set forth on the Company’s books and records, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Tier III Units pursuant to the Voting and Transfer Restriction Agreement.

“Tier III Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(iii).

“Tier III Units” shall mean Tier III Units representing Company Interests in the Company entitled to receive the Tier III Percentage and with the other rights and obligations specified in this Agreement.

“Tier IV Members” shall mean the Members holding Tier IV Units as set forth on the Company’s books and records, as revised from time to time.

“Tier IV Payout” shall mean the first date, if any, at which all of the Members that have made Capital Contributions shall have received cumulative cash or fair market value of in kind distributions in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to two and one half times (2.5x) their cumulative Capital Contributions to the Company.

“Tier IV Percentage” shall mean 5%, which percentage shall be allocated to the Tier IV Members in proportion to the Tier IV Units held by the Tier IV Members as set forth on the Company’s books and records, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Tier IV Units pursuant to the Voting and Transfer Restriction Agreement.

“Tier IV Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(iv).

“Tier IV Units” shall mean Tier IV Units representing Company Interests in the Company entitled to receive the Tier IV Percentage and with the other rights and obligations specified in this Agreement.

“Tier V Members” shall mean the Members holding Tier V Units as set forth on the Company’s books and records, as revised from time to time.

“Tier V Payout” shall mean the first date, if any, at which all of the Members that have made Capital Contributions shall have received cumulative cash or fair market value of in kind distributions in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to three times (3.0x) their cumulative Capital Contributions to the Company.

“Tier V Percentage” shall mean 5%, which percentage shall be allocated to the Tier V Members in proportion to the Tier V Units held by the Tier V Members as set forth on the Company’s books and records, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Tier V Units pursuant to the Voting and Transfer Restriction Agreement.

“Tier V Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(v).

“Tier V Units” shall mean Tier V Units representing Company Interests in the Company entitled to receive the Tier V Percentage and with the other rights and obligations specified in this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Contribution Agreement, the Voting and Transfer Restriction Agreement, the Master Reorganization Agreement and all other agreements, documents or instruments executed in conjunction with, or relation to, any of the foregoing.

“Transaction Fee” shall have the meaning assigned to such term in Section 5.7.

“Transfer,” or any derivation thereof, shall mean any sale, assignment, conveyance, mortgage, pledge, granting of security interest in, or other disposition of a Company Interest or any asset of the Company, as the context may require.

“Treasury Regulations” shall mean regulations promulgated by the United States Treasury Department under the Internal Revenue Code.

“Unit” shall mean a unit of a membership interest in the Company representing, as the context shall require, any Company Interest and/or an Incentive Unit, as well as any other class or series of Units created pursuant to Section 3.2. No Units (other than Incentive Units) will be issued to the Members for Capital Contributions after the date hereof; provided that the Board of Managers may subsequently amend this Agreement to provide for an issuance of Units for Capital Contributions in its sole discretion.

“Unrealized Gain” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 7.1(b)(vii) as of such date).

“Unrealized Loss” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 7.1(b)(vii), as of such date) over (b) the fair market value of such property as of such date.

“Voting and Transfer Restriction Agreement” shall mean that certain Voting and Transfer Restriction Agreement dated July 1, 2013 among the Company and the Members.

“Weighted Average Capital Contribution Factor” shall mean as of any date of calculation, a weighted average equal to the sum of the amounts determined for each date on which Capital Contributions have been funded (including without limitation the Capital Contributions funded on the Closing Date) calculated as the product of (a) the percentage of the total Capital Contributions funded on each date, times (b) the number of years from the date of each Capital Contribution until the date of such calculation (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365).

Any capitalized term used in this Agreement but not defined in this Section 2.1 shall have the meaning assigned to such term elsewhere in this Agreement.

Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The word “including” (in its various forms) means including without limitation.

ARTICLE III

CAPITALIZATION AND UNITS

Section 3.1. Capital Contributions of Members.

(a) Subject to the provisions hereof, each Member shall from time to time make Capital Contributions to the Company in an aggregate amount not to exceed the Capital Commitment of such Member. As of the date hereof, no Member has any remaining outstanding Capital Commitment.

(b) The initial funding of each Member’s Capital Commitment occurred as provided in the Contribution Agreement, and subsequent fundings were made by the Centennial Members in accordance with the terms of the Contribution Agreement or the Additional Contribution Agreements, as applicable. The Members acknowledge and agree that on April 30, 2014, NGP made the CRP Contribution as a Capital Contribution having a fair market value as set forth on the Company’s books and records and in the Current Agreement. The Members further acknowledge and agree that on May 29, 2014, NGP made a Capital Contribution pursuant to the Contribution Agreement consisting of cash in the amount as set forth on the Company’s books and records and in the Current Agreement, and that on the same date, NGP paid to the Company cash in the amount as set forth on the Company’s books and records and in the Current Agreement, which amount was the CRP Incentive Interest Reimbursement Payment. The Members acknowledge and agree that the amount paid by NGP with respect to the CRP Incentive

Interest Reimbursement Payment shall not be treated as a Capital Contribution for purposes of determining whether the Tier I Payout, the Tier II Payout, the Tier III Payout, the Tier IV Payout or the Tier V Payout have been met, nor shall it be treated as a Capital Contribution for purposes of calculating the Sharing Ratios of the Members. Notwithstanding the provisions of Sections 4.1, 4.2 and 4.3 to the contrary, any deduction attributable to the purchase by the Company of the incentive interests issued by CRP shall be specially allocated to NGP and NGP’s Capital Account shall be appropriately adjusted to reflect such allocation. After giving effect to the foregoing, the Members acknowledge and agree that Exhibit A reflects, as of the date of this Agreement, the Capital Commitment, the Capital Contributions, the Company Interests and the Sharing Ratios set forth opposite each Member’s name and that such Exhibit A shall be from time to time updated as necessary to reflect additional Capital Contributions made by the Members.

(c) The Members have made representations and warranties to the Company in the Contribution Agreement. In the event of a breach of any representation, warranty or covenant contained in the Contribution Agreement that shall entitle the Company to receive indemnification from a Member pursuant to the provisions of the Contribution Agreement (the “Indemnification Obligation”), in addition to any remedy that otherwise may be available to the Company pursuant to the Transaction Documents, at law or in equity, the Company may take the actions provided in Section 3.1(d).

(d) In the event that a Member incurs an Indemnification Obligation, the Company may make a corresponding debit to: (i) the Capital Account of such Member in the amount of the Indemnification Obligation (the “Capital Account Reduction Amount”); and (ii) the Sharing Ratio of such Member in the proportion that the amount of such Indemnification Obligation bears to the Capital Contributions of such Member (the “Sharing Ratio Reduction Percentage”). Each Member whose Capital Account and Sharing Ratio are debited on account of an Indemnification Obligation shall, at the Company’s option, satisfy such obligation by either (x) contributing cash to the Company in the amount of the Indemnification Obligation (thereby causing the Company to correspondingly credit his or its Capital Account and Sharing Ratio); (y) requesting the Company to reduce his or its Capital Account by the Capital Account Reduction Amount and his or its Sharing Ratio by the Sharing Ratio Reduction Percentage; or (z) any combination of the actions set forth in the preceding clauses (x) and (y). If a Member has not taken any of the alternative actions set forth in clauses (x) – (z) of the immediately preceding sentence within 10 business days following the receipt of notice of the debiting of such Member’s Capital Account and Sharing Ratio, then the Company may reduce the Capital Account and Sharing Ratio of such Member as provided in clause (y) of the immediately preceding sentence in full satisfaction of the Indemnification Obligation of such Member.

Section 3.2. Issuances of Additional Securities.

(a) The Board is hereby authorized to cause the Company to issue additional Company Interests, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue (“Additional Company Equity Securities”) if the Board of Managers determines in good faith that the Company has a need for additional Capital Contributions for any proper Company purpose.

(b) The Board is hereby authorized to cause the Company to issue any unsecured or secured debt obligations of the Company or debt obligations of the Company convertible into any class or series of equity securities of the Company (“Additional Company Debt Securities”) (collectively, with the Additional Company Equity Securities, the “Company Securities”).

(c) Additional Company Equity Securities may be issuable in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, and duties, including rights, powers and duties senior to existing classes and series of Company Securities, all as shall be fixed by the Board in the exercise of its sole and complete discretion, subject to Delaware law and the terms of this Agreement, including (i) the allocations of items of Company income, gain, loss and deduction to each such class or series of Company Securities; (ii) the right of each such class or series of Company Securities to share in Company distributions; (iii) the rights of each such class or series of Company Securities upon dissolution and liquidation of the Company; (iv) whether such class or series of additional Company Securities is redeemable by the Company and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Company Securities may be redeemed by the Company; (v) whether such class or series of additional Company Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Company Securities may be converted into any other class or series of Company Securities; (vi) the terms and conditions upon which each such class or series of Company Securities will be issued and assigned or Transferred; and (vii) the right, if any, of each such class or series of Company Securities to vote on Company matters, including matters relating to the relative rights, preferences and privileges of each such class or series.

(d) Company Securities may be issued to such Persons for such consideration and on such terms and conditions as shall be established by the Board in its sole discretion, and the Board shall have sole discretion, subject to the guidelines set forth in this Section 3.2 and the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Company Securities.

(e) The Board is hereby authorized and directed to take all actions which it deems appropriate or necessary in connection with each issuance of Company Securities pursuant to this Section 3.2 and to amend this Agreement in any manner which it deems appropriate or necessary without the joinder of any other Member to provide for each such issuance, to admit additional Members in connection therewith and to specify the relative rights, powers and duties of the holders of the Company Securities being so issued. The Board shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Company Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

(f) Upon the issuance of any Additional Company Equity Securities (whether as a result of the sale of such securities to a third party or otherwise), the Company shall recompute the Sharing Ratios of the Members, taking into account the valuation of the Company at such time (as determined by the Board in good faith), the terms and conditions of the Additional Company Equity Securities, the Sharing Ratios as such existed prior to the issuance of such Additional Company Equity Securities, and such other factors as the Board determines, and shall amend

Exhibit A to reflect such revised Sharing Ratios. In addition, the Board shall adjust and recompute the Incentive Interest Percentage and the Tier I, II, III, IV and V Percentages, taking into account all relevant factors which were attributable to the issuance of Additional Company Equity Securities, including the valuation of the Company at such time (as determined by the Board in good faith), the terms and conditions of the Additional Company Equity Securities and such other factors as the Board determines. The Company shall amend Exhibit A to reflect such revised Sharing Ratios, Incentive Interest Percentages and Tier I, II, III, IV and V Percentages in accordance with this Section 3.2(f).

Section 3.3. Return of Contributions. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member except as otherwise specifically provided in this Agreement.

Section 3.4. Incentive Interests.

(a) The following Incentive Units are hereby created and are hereby granted to the Persons and in the respective amounts set forth on Exhibit A, subject to the adjustments provided for in this Section 3.4:

(i) 1,000,000 “Tier I Units,” of which a certain number of such Tier I Units may be granted to Employees after the date of the Original Agreement pursuant to this Section 3.4 (the “Tier I Subsequent Units”);

(ii) 1,000,000 “Tier II Units,” of which a certain number of such Tier II Units may be granted to Employees after the date of the Original Agreement pursuant to this Section 3.4 (the “Tier II Subsequent Units”);

(iii) 1,000,000 “Tier III Units,” of which a certain number of Tier III Units may be granted to Employees after the date of the Original Agreement pursuant to this Section 3.4 (the “Tier III Subsequent Units”);

(iv) 1,000,000 “Tier IV Units,” of which a certain number of Tier IV Units may be granted to Employees after the date of the Original Agreement pursuant to this Section 3.4 (the “Tier IV Subsequent Units”); and

(v) 1,000,000 “Tier V Units,” of which a certain number of Tier V Units may be granted to Employees after the date of the Original Agreement pursuant to this Section 3.4 (the “Tier V Subsequent Units”).

To the extent not so granted, the remaining Incentive Units are available for future grants by the Board to Employees in accordance with the terms of this Agreement. The Company and each Member intend to treat any interest attributable to a holder of Incentive Units as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a holder of such Incentive Units as the owner of such profits interest from the date it is granted, and shall file its IRS Form 1065, and issue an appropriate Schedule K-1 to such holder of Incentive Units, allocating to such holder of Incentive Units its distributive share of all items of income, gain, loss, deduction, and credit associated with such profits interest as if it were fully vested. Each such holder of Incentive Units agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds such profits interest. The undertakings contained in this Section 3.4(a) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.4(a) shall apply regardless of whether or not the holder of a profits interest files an election pursuant to Section 83(b) of the Internal Revenue Code.

The Incentive Units are issued in consideration of services rendered and to be rendered by the holders for the benefit of the Company and CRD in their capacities as Employees. To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other Internal Revenue Service guidance issued after the date hereof, the Tax Matters Member acting on behalf of the Company is hereby specifically authorized and directed to elect a safe harbor implementing the concepts articulated in Internal Revenue Service Notice 2005-43, 2005-1 C.B. 1221, under which the fair market value of the Incentive Units received by any Member for services (the “Service Interests”) granted after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Service Interests (i.e., a value equal to the total amount that would be distributed under Section 8.3(b) with respect to such Service Interests in a Hypothetical Liquidation occurring immediately after the issuance of such Service Interests and assuming for purposes of such Hypothetical Liquidation that all assets of the Company are sold for their fair market values). If the Company makes a safe harbor election as described in the preceding sentence, the Company and each Member will comply with all safe harbor requirements with respect to Transfers of the Service Interests while the safe harbor election remains effective. For purposes hereof, “Hypothetical Liquidation” means, as of any date, a hypothetical liquidation of the Company as of such date, assuming for purposes of any such hypothetical liquidation that (i) a sale of all of the assets of the Company occurs at prices equal to their respective fair market values as of such date and (ii) the net proceeds of such sale are distributed to the Members pursuant to Section 8.3(b), but only after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of the hypothetical payment of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities.

(b) All of the Incentive Units are non-voting and subject to vesting, forfeiture, and termination as follows:

(i) (A) The Tier I Units held by each Employee (I) shall vest ratably over a five year period following the grant of such Tier I Units to such Employee, with 1/5th vesting on the first anniversary of such grant, an additional 1/5th vesting on the second anniversary of such grant, an additional 1/5th vesting on the third anniversary of such grant, an additional 1/5th vesting on the fourth anniversary of such grant, and the remaining 1/5th vesting on the fifth anniversary (with vesting between such anniversaries occurring pro rata determined by multiplying the number of Incentive Units that would vest on the next annual vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number), and (II) shall vest in full (if not previously vested pursuant to clause (I)) upon Tier I Payout and the occurrence of a Fundamental Change.

(B) The Tier II Units held by each Employee (I) shall vest ratably over a five year period following the grant of such Tier II Units to such Employee, with 1/5th vesting on the first anniversary of such grant, an additional 1/5th vesting on the second anniversary of such grant, an additional 1/5th vesting on the third anniversary of such grant, an additional 1/5th vesting on the fourth anniversary of such grant, and the remaining 1/5th vesting on the fifth anniversary (with vesting between such anniversaries occurring pro rata determined by multiplying the number of Incentive Units that would vest on the next annual vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number), and (II) shall vest in full (if not previously vested pursuant to clause (I)) upon Tier II Payout and the occurrence of a Fundamental Change.

(C) The Tier III Units held by each Employee shall vest only upon and concurrently with the occurrence of Tier III Payout.

(D) The Tier IV Units held by each Employee shall vest only upon and concurrently with the occurrence of Tier IV Payout.

(E) The Tier V Units held by each Employee shall vest only upon and concurrently with the occurrence of Tier V Payout.

(ii) All Incentive Units that have not yet vested in accordance with the vesting requirements set forth in clause (b)(i) above that are held by a Person who is an Employee will automatically, without any action required of any Person, be forfeited and thereby become null and void, if and when such Person’s status as an Employee is terminated for any reason or without reason, including by termination, resignation, death or disability, and any vested, unforfeited Incentive Units held by such Person shall, upon such termination, remain non-voting and shall not be counted in the determination of a Majority Interest of the Members.

(iii) Anything herein to the contrary notwithstanding, all Incentive Units held by a Person who is an Employee (regardless of whether vested or unvested) shall automatically, without any action required of any Person, be forfeited and thereby become null and void if and when such Person’s status as an Employee is terminated:

(A) for “cause,” which shall mean by reason of such holder’s: (I) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct, (II) repeated intoxication by alcohol or drugs during the performance of such holder’s duties in a manner that materially and adversely affects the holder’s performance of such duties, (III) malfeasance, in the conduct of such holder’s duties, including, but not limited to, (1) misuse or diversion of funds of the Company or its Affiliates, (2) embezzlement, or (3) material and intentional misrepresentations or concealments on any written reports submitted to the Company or its Affiliates, (IV) violation of any material provision of the Voting and Transfer Restriction Agreement or of such Person’s Confidentiality and Noncompete Agreement, and such Person has failed to cure such violation, if capable of being cured, within a reasonable period of time (as specified in notice from the Board) after such Person has received notice of such violation, or (V) failure to perform the duties of such holder’s employment or service relationship with the Company or its Affiliates, or failure to follow or comply with the reasonable and lawful written directives of the Board of Managers or the managers or directors of a Company Affiliate by which such holder is employed or in a service relationship, and such Person has not cured such failure, if capable of being cured, within a reasonable period of time (as specified in notice from the Board) after such Person has received notice of such failure; or

(B) with respect to vested Incentive Units only, by such Person’s resignation or voluntary early termination of service relationship, unless such forfeiture is waived by the Board.

(iv) The Company in its sole discretion, taking into account such factors as it determines from time to time, may issue Tier I Subsequent Units, Tier II Subsequent Units, Tier III Subsequent Units, Tier IV Subsequent Units and Tier V Subsequent Units (collectively, “Subsequent Units”). Upon issuance of any Subsequent Units of a given Tier, such Units may, at the election of the Board, have a benchmark value equal to the fair market value of the assets of the Company, net of debt, on the date of grant, as determined in good faith by the Board, and will be entitled to participate in those distributions allocated to the Units of that Tier pursuant to Section 4.4(a) or Section 8.3(b), as the case may be, only after holders of all the Units that were outstanding on the date of grant (the “Pre-existing Units” and, when referring solely to Pre-existing Units that are Incentive Units, the “Pre-existing Incentive Units”) have received distributions pursuant to Section 4.4(a) or Section 8.3(b), as the case may be, in the aggregate equal to the benchmark value (such limitation on distributions, the “Benchmark Value Payout”). Holders of Pre-existing Incentive Units of a given Tier will continue to be entitled to receive all of the profit distributions payable with respect to the Incentive Units of that Tier pursuant to Section 4.4(a) or Section 8.3(b), as the case may be, until the applicable Benchmark Value Payout occurs, at which time future distributions will be shared among the holders of the Pre-existing Incentive Units in that Tier and the holders of Subsequent Units in that Tier pro-rata.

(c) If any Incentive Units are forfeited pursuant to Section 3.4(b)(ii) or Section 3.4(b)(iii), then such forfeited Incentive Units shall be available to be re-granted, as determined by the Board, in the form of newly awarded, newly issued Incentive Units in the same Tier and in the same amount as the forfeited Incentive Units (any such re-granted Incentive Units, “Re-grant Incentive Units”), subject to the following terms and conditions:

(i) each Re-grant Incentive Unit in a given Tier may, at the election of the Board, have a benchmark value equal to the fair market value of the assets of the Company, net of debt, on the date of grant, as determined in good faith by the Board, and will be entitled to participate in distributions made to holders of the Incentive Units of that Tier pursuant to Section 4.4(a) or Section 8.3(b), as the case may be, only after holders of all the Units that were outstanding on the date of such re-grant (the “Pre-grant Units” and, when referring solely to the Pre-grant Units that are Incentive Units, the “Pre-grant Incentive Units”) have received distributions in the aggregate equal to the benchmark value (such limitation on distributions, the “Benchmark Value Re-grant Payout”); and

(ii) following issuance of such Re-grant Incentive Units in a given Tier, holders of Pre-grant Incentive Units of that Tier will continue to be entitled to receive all of the distributions payable with respect to the Incentive Units of that Tier pursuant to Section 4.4(a) or Section 8.3(b), as the case may be, until the applicable Benchmark Value Re-grant Payout occurs, at which time future distributions will be shared among the holders of the Pre-grant Incentive Units and the Re-grant Incentive Units in that Tier pro-rata.

(d) If all of the Incentive Units available hereunder have not been granted to Employees before the earlier of (i) a Fundamental Change, or (ii) a payout event for the corresponding series of Incentive Units (e.g., a Tier I Payout for Tier I Units), then in such case such available Tier I, Tier II, Tier III, Tier IV, Tier V or the applicable Subsequent Units, as the case may be, shall automatically, without any action required of any Person, be cancelled. The Board shall reflect all changes contemplated by this Section 3.4(d) in an amended Exhibit A.

(e) Upon any forfeiture or other termination of Incentive Units and upon any issuance of Re-grant Incentive Units resulting therefrom, the Company shall amend Exhibit A to reflect such occurrence. In the case of the issuance of Re-grant Incentive Units in lieu of such forfeited Units, the Tier I, II, III, IV or V Percentages will not be reduced as a result of such forfeiture, but appropriate notation shall be made to reflect the issuance of the Re-grant Incentive Units. The Board shall reflect all changes contemplated by this Section 3.4(e) in an amended Exhibit A.

(f) For the avoidance of doubt, Persons holding Incentive Units shall be entitled to receive all distributions if and when made by the Company with respect to any such Incentive Units that have been granted to and are held by such Person on the date such distributions are made and that have not otherwise been forfeited or made null and void pursuant to the provisions of this Section 3.4, regardless of whether such Person’s Incentive Units have vested, have not yet vested at all or have only partially vested at such time.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Allocations of Net Profits and Net Losses.

(a) Net Profits and Net Losses and all related items of income, gain, loss, deduction and credit for each Fiscal Period shall be allocated among the Members in such manner as shall cause the Capital Accounts of each Member to equal, as nearly as possible, (i) the amount such Member would receive if all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets, all liabilities were satisfied in cash in accordance with their terms (limited in the case of Member Nonrecourse Debt and Company Nonrecourse Liabilities to the Carrying Value of the assets securing such liabilities), and any remaining or resulting cash was distributed to the Members under Section 4.4(a), minus (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed immediately prior to the deemed sale described in clause (i) above in accordance with the applicable Treasury Regulations.

(b) The Board shall make the foregoing allocations as of the last day of each Fiscal Period; provided, however, that if during any Fiscal Period of the Company there is a change in any Member’s Company Interest, the Board shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Members and in a manner the Board reasonably deems appropriate.

Section 4.2. Special Allocations.

(a) Notwithstanding any of the provisions of Section 4.1 to the contrary:

(i) If during any Fiscal Period of the Company there is a net increase in Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such period (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro-rata portion of the Company’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent period) equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

(ii) If for any Fiscal Period of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such period (consisting first of gain recognized from the Transfer of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, a pro-rata portion of the Company’s other items of income and gain, and if necessary, for subsequent periods) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

(iii) If for any Fiscal Period of the Company there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company income and gain for such period (consisting first of gain recognized from the Transfer of Company property subject to Member Nonrecourse Debt, and then, if necessary, a pro-rata portion of the Company’s other items of income and gain, and if necessary, for subsequent periods) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure such that the Member Nonrecourse Debt becomes partially or wholly a Company Nonrecourse Liability or by the Company’s use of capital contributed by such Member to repay the Member Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

(b) The Net Losses allocated pursuant to this Article IV shall not exceed the maximum amount of Net Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account. All Net Losses in excess of the limitation set forth in this Section 4.2(b) shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances. In the event an allocation of Net Losses has been made to any Member(s) pursuant to the terms of this Section 4.2(b), Net Profits shall be allocated to such Member(s), in proportion to the amount of such allocation of Net Losses, until such Member(s) receive an allocation of Net Profits equal to such amount of Net Losses allocated pursuant to the terms of this Section 4.2(b).

(c) In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(d) If any holder of Incentive Units forfeits all or a portion of such Units, such holder shall be allocated items of loss and deduction in the year of such forfeiture in an amount equal to the portion of such holder’s Capital Account attributable to such forfeited Units.

(e) If, as a result of an exercise of a noncompensatory warrant, a Capital Account reallocation is required under Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3) (as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations), the Company shall make corrective allocations pursuant to Proposed Treasury Regulation Section 1.704-1(b)(4)(x), as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations.

(f) The allocations set forth in subsections (a) through (c) of this Section 4.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 4.2(f). Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Board shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, the net amount of allocations to each Member is, to the extent possible, equal to the amount such Member would have been allocated if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.1 and the remaining subsections of this Section 4.2.

(g) In the event Units are issued to a Person and the issuance of such Units results in items of income or deduction to the Company, such items of income or deduction shall be allocated to the Members in proportion to the positive balances in their Capital Accounts immediately before the issuance of such Units.

Section 4.3. Income Tax Allocations.

(a) Except as provided in this Section 4.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for Capital Account purposes under Section 4.1 and Section 4.2.

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Internal Revenue Code) shall, in accordance with Section 613A(c)(7)(D) of the Internal Revenue Code, be computed for federal income tax purposes separately by the Members rather than the Company. Except as provided in Section 4.3(d), for purposes of such computation, the adjusted tax basis of each oil and gas property shall be allocated among the Members in proportion to their Sharing Ratios at the time of the acquisition of such property. Each Member, with the assistance of the Tax Matters Member, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the Transfer of such property by the Company. Upon the request of the Tax Matters Member, each Member shall advise the Tax Matters Member of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Tax Matters Member may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto

(c) Except as provided in Section 4.3(d), for the purposes of the separate computation of gain or loss by each Member on the Transfer of each separate oil and gas property (as defined in Section 614 of the Internal Revenue Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Internal Revenue Code) from such Transfer shall be allocated for federal income tax purposes among the Members as follows:

(i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same proportion as the depletable basis of such property was allocated to the Members pursuant to Section 4.3(b) (without regard to any special allocation of basis under Section 4.3(d)); and

(ii) second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the amount realized that is allocated to each Member under this Section 4.3(c)(i) will equal such Member’s share of the Simulated Gain recognized by the Company from such Transfer.

(d) The Members recognize that with respect to Adjusted Property, there will be a difference between the Carrying Value of such property at the time of revaluation or contribution and the adjusted tax basis of such property at the time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Adjusted Property shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under Sections 704(b) or 704(c) of the Internal Revenue Code shall be allocated in the same manner as such gain or loss would be allocated for Capital Account purposes under Section 4.1 and Section 4.2. In making such allocations, the Board shall use such method or methods of allocation as it shall determine, in its absolute discretion, to be reasonable and in accord with the applicable Treasury Regulations.

(e) All recapture of income tax deductions resulting from the Transfer of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the Transfer of such property. For this purpose, deductions that were allocated as a component of Net Profit or Net Loss shall be treated as if allocated in the same manner as the allocation of the related Net Profit or Net Loss.

Section 4.4. Distributions.

(a) The Board may cause the Company to distribute Distributable Funds at such times and in such amounts as the Board, in its sole discretion, determines to be appropriate. All such distributions made pursuant to this Section 4.4(a) shall be made to the Members as follows and in the following order of priority:

(i) First: to the Members, pro-rata in accordance with their respective Sharing Ratios, until Tier I Payout, if any, has occurred;

(ii) Second: following Tier I Payout, if any, and until the earlier of Tier II Payout or Tier III Payout: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios);

(iii) Then, if Tier II Payout has occurred:

(A) following Tier II Payout, if any, and until Tier III Payout: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier II Percentage to the Members holding Tier II Units (allocated among the holders of Tier II Units pro-rata, in accordance with the number of Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios);

(B) then, following Tier III Payout, if any, and until Tier IV Payout: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier II Percentage to the Members holding Tier II Units (allocated among the holders of Tier II Units pro-rata, in accordance with the number of Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the Tier III Percentage to the Members holding Tier III Units (allocated among the holders of Tier III Units pro-rata, in accordance with the number of Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios);

(C) then, following Tier IV Payout, if any, and until Tier V Payout: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier II Percentage to the Members holding Tier II Units (allocated among the holders of Tier II Units pro-rata, in accordance with the number of Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier III Percentage to the Members holding Tier III Units (allocated among the holders of Tier III Units pro-rata, in accordance with the number of Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier IV Percentage to the Members holding Tier IV Units (allocated among the holders of Tier IV Units pro-rata, in accordance with the number of Tier IV Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios); and

(D) then, following Tier V Payout, if any: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier II Percentage to the Members holding Tier II Units (allocated among the holders of Tier II Units pro-rata, in accordance with the number of Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier III Percentage to the Members holding Tier III Units (allocated among the holders of Tier III Units pro-rata, in accordance with the number of Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier IV Percentage to the Members holding Tier IV Units (allocated among the holders of Tier IV Units pro-rata, in accordance with the number of Tier IV Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier V Percentage to the Members holding Tier V Units (allocated among the holders of Tier V Units pro-rata, in accordance with the number of Tier V Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios).

(iv) and, if Tier II Payout has not occurred:

(A) following Tier III Payout, if any, and until Tier IV Payout: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the Tier III Percentage to the Members holding Tier III Units (allocated among the holders of Tier III Units pro-rata, in accordance with the number of Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios);

(B) then, following Tier IV Payout, if any, and until Tier V Payout: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier III Percentage to the Members holding Tier III Units (allocated among the holders of Tier III Units pro-rata, in accordance with the number of Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier IV Percentage to the Members holding Tier IV Units (allocated among the holders of Tier IV Units pro-rata, in accordance with the number of Tier IV Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios); and

(C) then, following Tier V Payout, if any: the Tier I Percentage to the Members holding Tier I Units (allocated among the holders of Tier I Units pro-rata, in accordance with the number of Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier III Percentage to the Members holding Tier III Units (allocated among the holders of Tier III Units pro-rata, in accordance with the number of Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier IV Percentage to the Members holding Tier IV Units (allocated among the holders of Tier IV Units pro-rata, in accordance with the number of Tier IV Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Tier V Percentage to the Members holding Tier V Units (allocated among the holders of Tier V Units pro-rata, in accordance with the number of Tier V Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members (pro-rata, in accordance with their respective Sharing Ratios).

(b) In addition to distributions made to the Members pursuant to Section 4.4(a), and subject to applicable law, to the extent that the Board determines that the Company has Distributable Funds, the Board shall cause the Company to pay to the Members within 90 days after the end of each year, through a distribution of cash and/or a distribution in kind, an amount the fair market value of which is equal to the lesser of (i) the Distributable Funds, or (ii) an amount equal to the highest marginal federal and applicable state income tax rate for individuals (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.)) multiplied by the taxable income of the Company, if any, for such year, such payment to be made among the Members in the same percentages as the taxable income for such year was allocated. Any such payments to a Member under this Section 4.4(b) shall be deemed to be a draw against such Member’s share of future distributions under Section 4.4(a) and Section 8.3(b), so that such Member’s share of such future distributions shall be reduced by the amounts previously drawn under this Section 4.4(b) until the aggregate reductions in such distributions equal the aggregate draws made under this Section 4.4(b).

Section 4.5. Distributions in Kind.

(a) The Board may cause the Company to distribute, and may compel the Members to accept, securities or other property held by the Company at such times and in such amounts as the Board, in its sole discretion, determines to be appropriate; provided, that in any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the fair market value of such securities or property would be distributed among the Members pursuant to Section 4.4. Securities or other property distributed in-kind to the Members by the Company shall be valued on the basis of the fair market value thereof as determined by the Board in its reasonable discretion, acting in good faith, as of the date of distribution.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE V

MANAGEMENT AND RELATED MATTERS

Section 5.1. Power and Authority of Board.

(a) The Company shall be managed by a Board of Managers (“Board” or “Board of Managers”). The Company shall have seven (7) managers as of the date hereof (each, a “Manager” and, collectively, the “Managers”) and the Managers serving on the Board shall be appointed and removed by a Majority Interest of the Members, subject to the terms of the Voting and Transfer Restriction Agreement. The Managers making up the Board as of the date hereof shall be Ward Polzin, Bret Siepman, David W. Hayes, Christopher G. Carter, Christopher Ray, Tony Weber and Martin Sumner. Except as otherwise expressly provided in Section 5.4 and elsewhere in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and the Members shall have no right of control over the business and affairs of the Company. In addition to the powers now or hereafter granted to managers under the Act or which are granted to the Board under any other provision of this Agreement, the Board shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company in the name of the Company. In connection with the foregoing and otherwise, the Company (and the officers, employees, and agents acting on behalf of the Company) shall not, either acting on its own behalf or when acting as controlling equity-holder of any of its Subsidiaries (and the officers, employees, and agents acting on the Company’s behalf in such capacity shall not permit such Subsidiaries to), take any actions with respect to the Company or such Subsidiaries without the affirmative vote of at least a majority of the Board at a regular meeting or a special meeting called for the purpose, or by written consent.

(b) The Board may hold such meetings at such place and at such time as it may determine. Notice of a meeting shall be served not less than 24 hours before the date and time fixed for such meeting by confirmed facsimile or other written communication or not less than three days prior to such meeting if notice is provided by overnight delivery service. Notice of a meeting need not be given to any Manager who signs a waiver of notice or provides a waiver by electronic transmission or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, either prior thereto or at its commencement, the lack of notice to such Manager. A special meeting of the Board may be called by any member of the Board. Any member of the Board may participate in a meeting by conference telephone or similar communications equipment. Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed by all of the members of the Board. At any meeting of the Board, the presence in person or by telephone or similar electronic communication of Managers representing at least a majority of the Board shall constitute a quorum.

(c) Each Manager serving on the Board of Managers shall have one vote on any Company matter. Except as otherwise provided in this Agreement, the business of the Company presented at any meeting of the Board of Managers shall be decided by a vote of Managers representing a majority of the entire Board of Managers.

(d) In accomplishing all of the foregoing and in fulfilling its obligations pursuant to this Agreement, the Board may, in its sole discretion, retain or use any Company Affiliates’ personnel, properties and equipment or the Board may hire or rent those of third parties and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the Board deems advisable. No Person, firm or corporation dealing with the Company shall be required to inquire into the authority of the Board to take any action or make any decision.

Section 5.2. Officers.

(a) Designation. The Board may, from time to time, designate individuals (who need not be a Manager) to serve as officers of the Company. The officers may, but need not, include a president and chief executive officer, a chief financial officer, a treasurer and one or more vice presidents and a secretary. Any two or more offices may be held by the same Person.

(b) Duties of Officers. Each officer of the Company designated hereunder shall devote such time to the Company’s business as he deems necessary to manage and supervise Company business and affairs in an efficient manner and shall have the duties and limitations (including fiduciary duties) with respect to the Company or its subsidiaries as if such officer were an officer in a corporation organized under the laws of the State of Delaware, unless otherwise modified by contract between the Company and such officer, and in addition to these duties and limitations:

(i) The Chief Executive Officer, subject to the control and direction of the Board, shall in general supervise and control all of the business and affairs of the Company and perform all duties and exercise all powers usually appertaining to the office of the chief executive officer, subject to the provisions of applicable law and this Agreement. The Chief Executive Officer may sign any contracts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed.

(ii) The President shall assist in the supervision and control of the business and affairs of the Company in such manner as the Board shall determine. The President may sign any contracts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. As between the Chief Executive Officer and President, the Chief Executive Officer shall be the more senior officer and the President shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability, unless otherwise determined by the Chief Executive Officer or the Board.

(iii) The Vice Presidents, in the order of their seniority, shall perform the duties and exercise the powers of the Chief Executive Officer or the President in the event of the Chief Executive Officer’s or the President’s absence or disability, unless otherwise determined by the Chief Executive Officer, the President or the Board.

(iv) The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable; and have authority to attest to the signatures of the Chief Executive Officer, the President or the Vice Presidents and shall generally perform all duties usually appertaining to the office of secretary of a corporation.

(v) Any other officer appointed by the Board shall have such authority and responsibilities as the Board, the Chief Executive Officer or the President may delegate to such officer from time to time.

(c) Term of Office; Removal; Filling of Vacancies.

(i) Each officer of the Company shall hold office until his successor is chosen and qualified in his stead or until his earlier death, resignation, retirement, disqualification or removal from office.

(ii) Any officer may be removed at any time by the Board whenever in their judgment the best interests of the Company will be served thereby. Designation of an officer shall not of itself create any contract rights in favor of such officer.

(iii) If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board.

Section 5.3. Acknowledged and Permitted NGP Activities. The Company and the Members recognize that (a) NGP and its Affiliates may own or will own substantial equity interests in other companies (existing and future) that participate in the energy industry (“NGP Portfolio Companies”) and enter into advisory service agreements with those NGP Portfolio Companies, (b) the NGP Representatives who serve as members of the Board may also serve as principals of other NGP Portfolio Companies, and (c) that at any given time, other NGP Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company and the Members acknowledge and agree that (i) NGP, its Affiliates and the NGP Representatives: (A) shall not be prohibited or otherwise restricted by their relationship with the Company and its subsidiaries from engaging in the business of investing in NGP Portfolio Companies, entering into agreements to provide services to such companies or acting as directors or advisors to, or other principals of, such NGP Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its subsidiaries, and (B) shall not have any obligation to offer the Company or its subsidiaries any Excluded Business Opportunity, and (ii) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by NGP, its Affiliates, the NGP Representatives or another NGP Portfolio Company and waive any claim that any such business opportunity constitutes a corporate, partnership or other business opportunity of the Company or any of its subsidiaries.

Section 5.4. Duties and Services of the Board. The Board shall comply in all respects with the terms of this Agreement. The Board shall be obligated to perform the duties, responsibilities and obligations of the Board hereunder only to the extent that funds of the Company are available therefor. During the existence of the Company, each Manager serving on the Board shall devote such time and effort to the Company’s business as he deems necessary to manage and supervise Company business and affairs in an efficient manner.

Section 5.5. Liability and Indemnification.

(a) The Company’s officers, the Board, the Members and their Affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Company or the other Members for any acts or omissions that do not constitute gross negligence, willful misconduct, a breach of fiduciary duty or a breach of the express terms of this Agreement, and the Company shall indemnify to the maximum extent permitted under the Act and save harmless the Company’s officers, the Board and the Members and their Affiliates, and their partners, officers, directors, employees and agents (individually, an “Indemnitee”) from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

(b) The Company shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(c) The Board shall have the right to require that any contract entered into by the Company provide that the Board shall have no personal liability for the obligations of the Company thereunder.

(d) The indemnification provided by this Section 5.5 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or an officer, director, employee or agent of a Member or as a Person serving at the request of the Company as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees; provided that the indemnification provided by this Section 5.5 shall be the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party) and the Company irrevocably waives, relinquishes and releases all right to contribution, subrogation or any other recovery of any kind from any Member or its Affiliates, including NGP or its Affiliates, and insurance provided by any Member or its Affiliates, including NGP or its Affiliates, to any Indemnitee; and provided, further, no advancement or payment by any Member or its Affiliates, including NGP or its Affiliates, or insurance provided by any of them to an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Company shall affect the foregoing and each Member and its Affiliates, including NGP and its Affiliates, shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and each Member agree that each other Member and its Affiliates, including NGP and its Affiliates, and the insurers they engage to provide insurance to Indemnitees are express third party beneficiaries of the terms of this Section 5.5(d).

(e) In no event may an Indemnitee subject the Members to personal liability by reason of this indemnification provision.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Section 5.6. Contracts with Affiliates. The Company may enter into contracts and agreements with any Member and/or any of its Affiliates for the rendering of services and the sale and lease of supplies and equipment on such arm’s-length terms that (a) are no less favorable to the Company than those available from unrelated third parties and (b) are approved by the Board.

Section 5.7. Reimbursement of Members. The Company or its subsidiaries shall pay or reimburse to the Centennial Members and NGP all reasonable direct and indirect costs and expenses incurred by such Members in negotiating this Agreement, including legal fees and accounting fees. The Company has previously paid to Ward Polzin a transaction fee of $200,000 (the “Transaction Fee”). The Transaction Fee was funded by a contribution to the capital of the Company by NGP concurrently with the initial funding of NGP’s Capital Commitment pursuant to Section 3.1(b); provided, that the Members acknowledge that the amount paid by NGP with respect to the Transaction Fee shall not be treated as a Capital Contribution for purposes of determining whether the Tier I Payout, the Tier II Payout, the Tier III Payout, the Tier IV Payout or the Tier V Payout have been met, nor shall it be treated as a Capital Contribution for purposes of calculating the Sharing Ratios of the Members. Notwithstanding the provisions to Sections 4.1, 4.2 and 4.3 to the contrary, any deduction attributable to the payment of the Transaction Fee shall be specially allocated to NGP and NGP’s Capital Account shall be appropriately adjusted to reflect such allocation.

Section 5.8. Insurance. The Company shall acquire and maintain insurance covering such risks and in such amounts as the officers of the Company shall from time to time determine to be necessary or appropriate.

Section 5.9. Tax Elections and Status.

(a) The Board shall make such tax elections on behalf of the Company as it shall deem appropriate in its sole discretion.

(b) The Members agree to classify the Company as a partnership for income tax purposes. Therefore, any provision hereof to the contrary notwithstanding, solely for income tax purposes, each of the Members hereby recognizes that the Company, so long as it has at least two Members, shall be subject to all provisions of subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code and, to the extent permitted by law, any comparable state or local income tax provisions. Neither the Company, any Member, nor any Manager shall file an election to classify the Company as an association taxable as a corporation for income tax purposes.

Section 5.10. Tax Returns. The Company shall deliver necessary tax information to each Member after the end of each fiscal year of the Company. Not less than 60 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed by the Board to be filed by the Company shall be furnished to the Members for review; provided, however, that an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for each Member shall be sent to each Member on or before March 1 of each year. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members.

Section 5.11. Tax Matters Member. Ward Polzin shall be designated the tax matters member under Section 6231 of the Internal Revenue Code (in such capacity, the “Tax Matters Member”). The Tax Matters Member may be removed and replaced by action of a Majority Interest of the Members. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of a Majority Interest of the Members, the Tax Matters Member shall not, with respect to Company tax matters: (a) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (b) intervene in any action pursuant to Internal Revenue Code Section 6226(b)(5), (c) enter into an agreement extending the statute of limitations, or (d) file a petition pursuant to Internal Revenue Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

Section 5.12. Section 83(b) Election. Each Member who acquires Incentive Units and who is a United States person within the meaning of Internal Revenue Code Section 7701(a)(30) may file a timely election under Internal Revenue Code Section 83(b) with respect to such Incentive Units and consult with such Member’s tax advisor to determine the tax consequences of such acquisition and of filing an election under Internal Revenue Code Section 83(b). Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Internal Revenue Code Section 83(b) even if such Member requests the Company or its representative to assist in making such filing. In accordance with the applicable Treasury Regulations, each Member who makes an election shall promptly provide a copy of such election to the Company.

Section 5.13. Subsidiaries of the Company. The Board may determine to conduct any Company operations indirectly through one or more subsidiaries.

Section 5.14. Tax Reimbursement. If Texas law requires the Company and NGP both to participate in the filing of a Texas franchise tax combined group report, and if NGP or its Affiliates pay the franchise tax liability due in connection with such combined report, the parties agree that the Company shall promptly reimburse NGP or its Affiliates for the franchise tax paid on behalf of the Company as a combined group member. The franchise tax paid on behalf of the Company shall be equal to the franchise tax that the Company would have paid if it had computed its franchise tax liability for the report period on a separate entity basis rather than as a member of the combined group. In such event, the parties agree that NGP and its Affiliates shall be considered as paying such amount on behalf of the Company and the Company shall deduct for federal income tax purposes one hundred percent (100%) of the Texas franchise tax attributable to the Company; provided that in the event that such deduction may not be properly taken by the Company, the Company shall reimburse NGP and its Affiliates for the after-tax cost of such payment of Texas franchise tax paid on the Company’s behalf.

ARTICLE VI

RIGHTS OF MEMBERS

Section 6.1. Rights of Members. Each of the Members shall have the right to: (a) have the Company books and records (including those required under the Act) kept at the principal United States office of the Company and at all reasonable times to inspect and copy any of them at the sole expense of such Member; (b) have on demand true and full information of all things affecting the Company and a formal account of Company affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up of the Company by decree of court as provided for in the Act; and (d) exercise all rights of a Member under the Act (except to the extent otherwise specifically provided herein). Notwithstanding the foregoing, the Members shall not have the right to receive data pertaining to the properties of the Company if the Company is subject to a valid agreement prohibiting the distribution of such data or if the Board shall otherwise determine that such data is Confidential Information.

Section 6.2. Limitations on Members. The Members (in his or its capacity as a Member) shall not: (a) be permitted to take part in the business or control of the business or affairs of the Company; (b) have any voice in the management or operation of any Company property; or

(c) have the authority or power to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company. No Member (in his or its capacity as a Member) shall hold out or represent to any third party that the Members have any such power or right or that the Members are anything other than “members” of the Company. The foregoing provision shall not be applicable to a Member acting in his or its capacity as a member of the Board or an officer of the Company.

Section 6.3. Liability of Members. No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company except (a) as otherwise provided in the Act and (b) as expressly provided in this Agreement.

Section 6.4. Withdrawal and Return of Capital Contributions. No Member shall be entitled to (a) withdraw from the Company except upon the assignment by such Member of all of its Company Interest in accordance with Article IX, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law.

Section 6.5. Voting Rights. Except as otherwise expressly provided herein, to the extent that the vote of the Members may be required hereunder, the act of a Majority Interest of the Members shall be an act of the Members. Notwithstanding anything in this Agreement to the contrary, with respect to any Company Interests held by any Member who is an Employee, such Company Interests shall be non-voting if and when such Person’s status as an Employee is terminated for any reason or without reason, including by termination, resignation, death or disability.

ARTICLE VII

BOOKS, REPORTS, MEETINGS AND CONFIDENTIALITY

Section 7.1. Capital Accounts, Books and Records.

(a) The Company shall keep books of account for the Company in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Company.

(b) An individual capital account (the “Capital Account”) shall be maintained by the Company for each Member as provided below:

(i) The Capital Account of each Member shall, except as otherwise provided herein, be increased by the amount of cash and the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code) and by such Member’s share of the Net Profits of the Company and special allocations of income or gain under Section 4.2, and shall be decreased by such Member’s share of the Net Losses of the Company and special allocations of deduction or loss under Section 4.2 and by the amount of cash or the fair market value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Internal Revenue Code). The Capital Accounts shall also be increased or decreased (A) to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Carrying Value and (B) upon the exercise of any noncompensatory warrant pursuant to the requirements of Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)(4) and 1.704-1(b)(2)(iv)(s), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations.

(ii) Any adjustments of basis of Company property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Members (unless otherwise required by applicable Treasury Regulations), and the Members’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 7.1 as if no such election had been made.

(iii) Capital Accounts shall be adjusted, in a manner consistent with this Section 7.1, to reflect any adjustments in items of Company income, gain, loss or deduction (including Simulated Depletion, Simulated Gain and Simulated Loss) that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

(iv) Immediately before the exercise of an Incentive Option to acquire Units (the “Exercise”), the Capital Accounts of the existing Members shall be adjusted by assuming that the assets of the Company were sold by the Company for cash at their respective fair market values as of the date of Exercise, and crediting or debiting each Member’s Capital Account with its respective share of the hypothetical gains and losses resulting from such assumed sales in the same manner as gains or losses on actual sales of such properties would be credited or debited to such Member’s Capital Account. Thereafter, the Company shall be deemed to have distributed to the person exercising the option (the “Optionee”) cash in an amount equal to the Distributed Asset Amount (as defined below) and, thereafter, the Optionee shall be deemed to have contributed such cash and the Exercise price to the Company. “Distributed Asset Amount” shall be the excess of (a) the product of (x) the sum of the Exercise price plus the fair market value of the net assets of the Company immediately before the Exercise, multiplied by (y) the percentage obtained by dividing the number of Units issued to the Optionee by the total number of Units outstanding (taking into account the Units issued to the Optionee), over (b) the Exercise price.

(v) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.3(b) and each Member’s separately computed depletion deductions shall not reduce such Member’s Capital Account, but such Member’s Capital Account shall be decreased by its allocable share of Simulated Depletion. The Simulated Basis in each oil and gas property as of the date of the Original Agreement or hereafter acquired shall be allocated among the Members in proportion to their Sharing Ratios. Simulated Depletion with respect to each separate oil and gas property shall be allocated to the Members in proportion to their respective shares of the Simulated Basis in the related property. No Member’s Capital Account shall be decreased, however, by Simulated Depletion deductions attributable to any oil and gas property to the extent such deductions exceed such Member’s allocable share of the Company’s remaining Simulated Basis in such property. Any Simulated Gain shall be allocated to the Members and shall increase their respective Capital Accounts in the same manner as an equal amount of gain would have been allocated pursuant to Section 4.1. Any Simulated Loss shall be allocated to the Members and shall reduce their respective Capital Accounts in the same percentages as the basis of the property sold was allocated up to an amount equal to each Member’s share of the Company’s Simulated Basis in such property at the time of such sale.

(vi) It is the intention of the Members that the Capital Accounts of each Member be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such regulation, the Board is hereby authorized to make such adjustment after notice to the Members.

(vii) In accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon a Member’s contribution to the Company of cash or properties in exchange for a Company Interest, the Capital Accounts of all Members and the Carrying Values of all Company properties shall, immediately prior to such issuance, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the Company properties, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual Transfer of each such property immediately prior to such contribution for an amount equal to its fair market value and had been allocated to the Members at such time pursuant to Section 4.1 and Section 4.2.

(viii) Any Person who acquires a Company Interest directly from a Member, or whose Company Interest shall be increased by means of a Transfer to it of all or part of the Company Interest of another Member, shall have a Capital Account (including a credit for all Capital Contributions made by such Member Transferring such Company Interest) which includes the Capital Account balance of the Company Interest or portion thereof so acquired or Transferred.

Section 7.2. Bank Accounts. The Board shall cause one or more Company accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation or some other financial institution, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all receipts of the Company. The Board shall determine the number of and the Persons who will be authorized as signatories on each such bank account. The Company may invest the Company funds in such money market accounts or other investments as the Board shall determine to be of high quality.

Section 7.3. Reports. The Company shall provide each Member with copies of such financial reports as shall be reasonably requested from time to time by the Members and any such other reports and financial information as the Board shall determine from time to time, including periodic consolidated financial statements for the Company and its subsidiaries (including income statements, balance sheets and cash flow statements) and copies of all engineering reserve reports and other financial reports that the Company or its subsidiaries provides to any financial institution that provides debt or equity financing to the Company or its subsidiaries.

Section 7.4. Meetings of Members. The Board may hold meetings of the Members from time to time to inform and consult with the Members concerning the Company’s assets and such other matters as the Board deems appropriate, provided that nothing in this Section 7.4 shall require the Board to hold any such meetings. Such meetings shall be held at such times and places, as often and in such manner as shall be determined by the Board. The Board at its election may separately inform and consult with the Members for the above purposes without the necessity of calling and/or holding a meeting of the Members. Notwithstanding the foregoing provisions of this Section 7.4, the Members shall not be permitted to take part in the business or control of the business of the Company; it being the intention of the parties that the involvement of the Members as contemplated in this Section 7.4 is for the purpose of informing the Members with respect to various Company matters, explaining any information furnished to the Members in connection therewith, answering any questions the Members may have with respect thereto and receiving any ideas or suggestions the Members may have with respect thereto; it being the further intention of the parties that the Board shall have full and exclusive power and authority on behalf of the Company to acquire, manage, control and administer the assets, business and affairs of the Company in accordance with Section 5.1 and the other applicable provisions of this Agreement.

Section 7.5. Confidentiality. No Member shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member for other than a proper Company purpose. No Member shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the Board, or as required by law or governmental or regulatory authority. Each Member shall instruct all Affiliates (including their representatives, agents and counsel) to comply with this Section 7.5. If a Member is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Company of such notice and provide the Company the opportunity to resist such disclosure by appropriate proceedings. The terms of this Section 7.5 shall survive with respect to each Member until the earlier to occur of (a) the date following one year from the date of the liquidation of the Company and (b) the date following two years from the date of termination of such Member’s Company Interest.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 8.1. Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a) July 1, 2020, unless the Board votes to extend for up to two additional one year terms;

(b) The sale, disposition or termination of all or substantially all of the property then owned by the Company; or

(c) The consent in writing of the Board of Managers.

Section 8.2. Winding Down. On or before July 1, 2019, unless a Majority Interest of the Members otherwise mutually agree or unless the Company has previously been dissolved, the Members shall cooperate in the marketing and sale of all or substantially all of the assets or outstanding Company Interests, or any other similar transaction to potentially interested third parties, such that the Company can be formally liquidated prior to the end of its stated term.

Section 8.3. Liquidation and Termination. Upon dissolution of the Company, the Board or, if the Board so desires, a Person selected by the Board, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Member, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

(b) The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that upon the consent of a Majority Interest of the Members, the liquidator may distribute such properties in kind. All Net Profit, Net Loss, Simulated Gain and Simulated Loss (or other items of income, gain loss or deduction allocable under Section 4.2) realized on such sales shall be allocated to the Members as provided in this Agreement, and the Capital Accounts of the Members shall be adjusted accordingly. In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Members by the amount of any Net Profit, Net Loss, Simulated Gain and Simulated Loss (or other items of income, gain loss or deduction allocable under Section 4.2) that would have been recognized by the Members if such properties had been sold at then fair market values. The liquidator shall then distribute the proceeds of such sales or such properties to the Members in the manner provided in Section 4.4(a); provided that no holder of Incentive Units shall be entitled to receive liquidating distributions pursuant to this Section 8.3 to the extent such distribution would result in such holder receiving aggregate distributions with respect to Incentive Units in excess of the aggregate Net Profit, Simulated Gain or other items of income or gain allocated to such holder with respect to such Incentive Units (any such excess shall be distributed to the other Members in accordance with Section 4.4(a)). Each Member shall have the right to designate another Person to receive any property which otherwise would be distributed in kind to that Member pursuant to this Section 8.3.

(c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d) Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 8.3 shall constitute a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Company Interest and all Company property.

ARTICLE IX

ASSIGNMENTS OF COMPANY INTERESTS

Section 9.1 Assignments of Company Interests.

(a) No Member’s Company Interest or rights therein shall be Transferred, or made subject to an Indirect Transfer, in whole or in part, without the prior written consent of the Board; provided, however, that any Member may assign its Company Interest without obtaining such consent pursuant to (i) an Excluded Affiliate Transfer or (ii) a Transfer that is otherwise permitted pursuant to the Voting and Transfer Restriction Agreement. Any attempt by a Member to assign its Company Interest in violation of the immediately preceding sentence shall be void ab initio. If an interest in a Unit or other Company Interest is required by law to be Transferred to a spouse of a holder thereof pursuant to an order of a court of competent jurisdiction in a divorce proceeding (notwithstanding the foregoing provisions of this Section 9.1(a)), then such holder shall nevertheless retain all rights with respect to such interest and any interest of such spouse shall be subject to such rights of such holder. In addition, if it is determined that the holder will be required to pay any taxes attributable to such interest of the spouse in the Company, then any tax liability of such holder that is attributable to such spouse’s interest shall be taken into account, and shall reduce such spouse’s interest in the Company; in no event shall the Company be required to provide any financial, valuation or other information regarding the Company or any of its subsidiaries or Affiliates or any of their respective assets to the spouse or former spouse of such holder.

(b) Unless an assignee of a Company Interest becomes a substituted Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

(c) An assignee of a Company Interest shall become a substituted Member entitled to all of the rights of a Member if, and only if, (i) the assignor gives the assignee such right, (ii) the Board consents in writing to such substitution, the granting or denying of which shall be in the Board’s sole discretion, (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the Board, as the Board may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, and (iv) if the Board so requires, the assignee reimburses the Company for any costs incurred by the Company in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Member of the Company.

(d) The Company and the Board shall be entitled to treat the record Member of any Company Interest as the absolute Member thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such Member until such time as a written assignment of such Company Interest that complies with the terms of this Agreement has been received by the Board.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations and Warranties. Each Member acknowledges and agrees that its Company Interest is being purchased for such Member’s own account as part of a private offering, exempt from registration under the Securities Act and all applicable state securities or blue sky laws, for investment only and not with a view to the distribution nor other sale thereof and that an exemption from registration under the Securities Act or any applicable state securities laws under the Securities Act or any applicable state securities laws may not be available if the Company Interest is acquired by such Member with a view to resale or distribution thereof under any conditions or circumstances as would constitute a distribution of such Company Interest within the meaning and purview of the Securities Act or the applicable state securities laws. Accordingly, each Member represents and warrants to the Company and all other interested parties that:

(a) Such Member has sufficient financial resources to continue such Member’s investment in the Company for an indefinite period and understands that (i) such Member is acquiring an interest in the Company without being furnished any offering literature or prospectus, and (ii) the acquisition of such Member’s Company Interest by such Member has not been reviewed by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities or “blue sky” laws of any state.

(b) Such Member acknowledges that the Company Interest being acquired by such Member was not offered to such Member by means of publicly disseminated advertisements or sales literature, nor is such Member aware of any offers made to other Persons by such means.

(c) Such Member is familiar with Regulation D promulgated under the Securities Act, and such Member is an “accredited investor” as defined in Rule 501(a) of such Regulation D.

(d) Such Member has adequate means of providing for its current needs and contingencies and can afford a complete loss of its investment in the Company.

(e) It is such Member’s intention to acquire and hold its Company Interest solely for its private investment and for its own account and with no view or intention to Transfer such Company Interest (or any portion thereof).

(f) Such Member has no contract, undertaking, agreement, or arrangement with any Person to sell or otherwise Transfer to any Person, or to have any Person sell on behalf of such Member, its Company Interest (or any portion thereof), and such Member is not engaged in and does not plan to engage within the foreseeable future in any discussion with any Person relative to the sale or any Transfer of its Company Interest (or any portion thereof).

(g) Such Member is not aware of any occurrence, event, or circumstance upon the happening of which such Member intends to attempt to Transfer its Company Interest (or any portion thereof), and such Member does not have any present intention of Transferring its Company Interest (or any portion thereof) after the lapse of any particular period of time.

(h) Such Member, by making other investments of a similar nature and/or by reason of his/its business and financial experience or the business and financial experience of those Persons it has retained to advise such Member with respect to its investment in the Company, is a sophisticated investor who has the capacity to protect its own interest in investments of this nature, so as to be capable of evaluating the merits and risks of an investment in the Company Interest.

(i) Such Member has had all documents, records, books and due diligence materials pertaining to this investment made available to such Member and such Member’s accountants and advisors; such Member has also had an opportunity to ask questions of and receive answers from the Company concerning this investment; and such Member has all of the information deemed by such Member to be necessary or appropriate to evaluate the investment and the risks and merits thereof and to make an informed decision concerning such Member’s investment in the Company Interest.

(j) Such Member has a close business association with the Company or certain of its Affiliates, thereby making the Member a well-informed investor for purposes of this investment.

(k) Such Member is aware of the following:

(i) The Company is newly organized and has no financial or operating history and, further, such Member’s investment in the Company is speculative and involves a high degree of risk of loss by the Member of its entire investment, with no assurance of any income from such investment;

(ii) No federal or state agency has made any finding or determination as to the fairness of the investment, or any recommendation or endorsement, of such investment;

(iii) There are substantial restrictions on the Transferability of the Company Interest of such Member, there will be no public market for the Company Interest and, accordingly, it may not be possible for such Member readily to liquidate its investment in the Company in case of emergency; and

(iv) Any federal or state income tax benefits which may be available to such Member may be lost through changes to existing laws and regulations or in the interpretation of existing laws and regulations; such Member in making this investment is relying, if at all, solely upon the advice of its own tax advisors with respect to the tax aspects of an investments in the Company.

(l) Such Member further covenants and agrees that (i) its Company Interest will not be resold unless the provisions set forth in Article IX above are complied with, and (ii) such Member shall have no right to require registration of its Company Interest under the Securities Act or applicable state securities laws, and, in view of the nature of the Company and its business, such registration is neither contemplated nor likely.

(m) Such Member understands that a legend indicating that the Company Interest has not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the Company Interest may be placed on any certificate(s)

or other document delivered to such Member or any substitute therefore and any transfer agent of the Company or its affiliates may be instructed to require compliance therewith.

(n) Such Member confirms that such Member has been advised to consult with such Member’s own attorney regarding legal matters concerning the Company and to consult with independent tax advisors regarding the tax consequences of investing in the Company.

(o) Such Member acknowledges that such Member understands the meaning and the legal consequences of the representations, warranties, covenants and certifications set forth in this Article X and that the Company has relied and will rely upon such representations, warranties, covenants and certifications.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made on the date of actual delivery if given by (a) personal delivery, (b) United States mail, (c) expedited overnight delivery service with proof of delivery, or (d) via facsimile or electronic transmission addressed to the respective addressee(s). Any Member may change its address by giving notice in writing to the other Members of its new address.

Section 11.2. Amendment.

(a) In addition to the right of the Board to amend this Agreement as provided below, and except as otherwise provided below, any change, modification, or amendment to this Agreement shall be effective if made by an instrument in writing that has been duly approved by the Board and a Majority Interest of the Members.

(b) Notwithstanding Section 11.2(a), with respect to any change, modification, or amendment to this Agreement that would (i) increase the liability or duties of any of the Members, (ii) change the contributions required of any of the Members, (iii) cause the Company to be taxed as a corporation, or (iv) otherwise result in any disproportionate and material adverse consequences for any Member, such change, modification, or amendment shall not be binding on such Member unless contained in a written instrument duly executed by such Member; provided, however, that this Section 11.2(b) shall not apply to the Board’s ability to amend this Agreement pursuant to Article III and Article IV; provided further, that any amendment which is made to facilitate a merger or consolidation of the Company with any other entity, to convert the Company into another entity, or to cause the Company to participate in an exchange of interests or some type of business combination with any other entity, shall require the approval only of the Board and a Majority Interest of the Members, if each of the material terms and provisions of such merger, consolidation, conversion, exchange or combination provides for equal and/or proportionate treatment of each of the Members.

(c) With respect to any change, modification, or amendment to this Agreement that would change the name of the Company, admit new or substituted Members in accordance with the terms of Article IX, or any other change, modification or amendment that does not adversely affect the Members in any disproportionate and material respect, and any change, modification or amendment which the Board determines is necessary or advisable to ensure that the Company is not and will not be treated as an association taxable as a corporation for federal income tax purposes or to conform with changes in applicable tax law (provided such changes do not have a material adverse effect on the Members), such change, modification, or amendment may be contained in a written instrument executed solely by the Board; provided that the Board notifies the Members of such change, modification, or amendment.

Section 11.3. Partition . Each of the Members hereby irrevocably waives for the term of the Company any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4. Entire Agreement. This Agreement and the other documents contemplated hereby constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

Section 11.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 11.6. No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 11.7. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to rules or principles of conflicts of law requiring the application of the law of another State.

Section 11.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Member may Transfer all or any part of its rights or Company Interest or any interest under this Agreement except in accordance with Article IX.

Section 11.9. Arbitration. Any dispute arising out of or relating to this Agreement, the Transaction Documents, or the Company, including claims sounding in contract, tort, statutory or otherwise (a “Dispute”), shall be settled exclusively and finally by arbitration in accordance with this Section 11.9.

(a) Rules and Procedures. Such arbitration shall be administered by JAMS/Endispute, Inc., a Delaware corporation and national dispute resolution company (“JAMS”), pursuant to (i) the JAMS Streamlined Arbitration Rules and Procedures, if the amount in controversy is $250,000 or less, or (ii) the JAMS Comprehensive Arbitration Rules and Procedures, if the amount in controversy exceeds $250,000 (each, as applicable, the “Rules”).

The making, validity, construction, and interpretation of this Section 11.9, and all procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitrator(s). For purposes of this Section 11.9, “amount in controversy” means the stated amount of the claim, not including interest or attorneys’ fees, plus the stated amount of any counterclaim, not including interest or attorneys’ fees. If the claim or counterclaim seeks a form of relief other than damages, such as injunctive or declaratory relief, it shall be treated as if the amount in controversy exceeds $250,000, unless all parties to the Dispute otherwise agree.

(b) Discovery. Discovery shall be allowed only to the extent permitted by the Rules.

(c) Time and Place. All arbitration proceedings hereunder shall be conducted in Dallas, Texas or such other location as all parties to the Dispute may agree. Unless good cause is shown or all parties to the Dispute otherwise agree, the hearing on the merits shall be conducted within 180 days of the initiation of the arbitration, if the arbitration is being conducted under the Streamlined Arbitration Rules, or within 270 days of the initiation of the arbitration, if the arbitration is being conducted under the Comprehensive Arbitration Rules. However, it shall not be a basis to challenge the outcome or result of the arbitration proceeding that it was not conducted within the specified timeframe, nor shall the failure to conduct the hearing within the specified timeframe in any way waive the right to arbitration as provided for herein.

(d) Arbitrators.

(i) If the amount in controversy is $250,000 or less, the arbitration shall be before a single arbitrator selected by JAMS in accordance with the Rules.

(ii) If the amount in controversy is more than $250,000, the arbitration shall be before a panel of three arbitrators, selected in accordance with this paragraph. The party initiating the arbitration shall designate, with its initial filing, its choice of arbitrator. Within 30 days of the notice of initiation of the arbitration procedure, the opposing party to the Dispute shall select one arbitrator. If any party to the Dispute shall fail to select an arbitrator within the required time, JAMS shall appoint an arbitrator for that party. In the event that the Dispute involves three or more parties, JAMS shall determine the parties’ alignment pursuant to Rule 15 and each “side” shall have the right to appoint one arbitrator as provided above. The two arbitrators so selected shall select a third arbitrator, failing agreement on which, the third arbitrator shall be selected in accordance with JAMS Rule 15. Notwithstanding that each party may select an arbitrator, all arbitrators (whether selected by the parties, JAMS or otherwise) shall be independent and shall disclose any relationship that he or she may have with any party to the Dispute at the time of their respective appointment. All arbitrators shall be subject to challenge for cause under JAMS Rule 15. In the event that any party-selected arbitrator is struck for cause, JAMS shall appoint the replacement arbitrator.

(e) Waiver of Certain Damages. Notwithstanding any other provision in this Agreement to the contrary, the Company and the Members expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Delaware law, or any other laws, or under the Federal Arbitration Act or the Rules, unless such damages are a part of a third party claim for which a Member is entitled to indemnification hereunder.

(f) Limitations on Arbitrators. The arbitrators shall have authority to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, including specific performance of the Agreement, but may not change any term or condition of this Agreement, deprive any Member of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.

(g) Form of Award. The arbitration award shall conform with the Rules, but also contain a certification by the arbitrators that, except as permitted by Section 11.9(e), the award does not include any consequential, incidental, special, treble, exemplary or punitive damages.

(h) Fees and Awards. The fees and expenses of the arbitrator(s) shall be borne equally by each side to the Dispute, but the decision of the arbitrator(s) may include such award of the arbitrators’ expenses and of other costs to the prevailing side as the arbitrators may determine. In addition, the prevailing party shall be entitled to an award of its attorneys’ fees and interest.

(i) Binding Nature. The decision and award shall be binding upon all of the parties to the Dispute and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party to the Dispute as a final judgment of such court.

Section 11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

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[Signature Pages of Company, Members and Managers Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

CENTENNIAL RESOURCE DEVELOPMENT, LLC, a Delaware limited liability company

By:
Ward Polzin, Chief Executive Officer

MEMBERS REPRESENTING A MAJORITY INTEREST OF THE MEMBERS:

Ward Polzin

Bret Siepman

Terry Sherban

Jamie L. Wheat

Tim Muniz

Roxy Forst

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

NGP X US HOLDINGS, L.P.

By:	NGP X Holdings GP, L.L.C.
Its General Partner

By:
, Authorized Person

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

MANAGERS:

Ward Polzin

Bret Siepman

David W. Hayes

Christopher G. Carter

Christopher Ray

Tony Weber

Martin Sumner

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE